Exhibit 99.1

Investor and Financial Contact:

Carol Cox

Investor Relations

(760) 603-7208

Life Technologies Announces Third Quarter 2012 Results

Revenue of $911 million

GAAP earnings per share (EPS) of $0.55, or $0.92 on a non-GAAP basis

Free Cash Flow of $177 million

Company repurchased $208 million of shares in the third quarter, total of $535 million year-to-date

CARLSBAD, CA, November 1, 2012 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its third quarter ended September 30, 2012. Revenue for the third quarter was $911 million, a decrease of 1.9 percent over the $929 million reported for the third quarter of 2011. Excluding the impact of currency, revenue growth for the quarter was 1.4 percent compared to the same period of the prior year.

(See note regarding subsequent litigation below.)

“Our third quarter performance came in stronger than our expectations driven by a significant increase in Ion Torrent platform sales, as well as increased sales in our research consumables and forensics businesses,” said Gregory T. Lucier, chairman and chief executive officer of Life Technologies. “During the quarter, we made solid progress in expanding our operations and footprint in high growth and emerging markets, including entering into strategic partnerships for companion diagnostics, building the foundation for our Medical Sciences business and acquiring distributors in China and Chile. We achieved important milestones with several highly anticipated launches including the Ion Proton™ System, a platform whose speed, ease of use and affordability will democratize genome sequencing, and our Pervenio™ Lung RS test service, the first of its kind molecular test to identify early-stage lung cancer patients who are at high risk of reoccurrence following surgery.”

“We continue to demonstrate our commitment to returning capital to shareholders by repurchasing an additional $208 million worth of shares in the third quarter, bringing our year-to-date total to $535 million. Based on our performance year-to-date and end market assumptions, we are tightening the full year guidance range by increasing the bottom end by $0.05 and are now expecting non-GAAP earnings per share of $3.95 to $4.00.”

Life Technologies reported current quarter results compared to the quarter ended September 30, 2011. Results are non-GAAP unless indicated otherwise. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today’s press release.

Analysis of Third Quarter 2012 Results

•	Third quarter revenue decreased 1.9 percent over the prior year. Revenue growth without the impact from currency was 1.4 percent.

•	Gross margin in the third quarter was 65.6 percent, approximately 50 basis points lower than the same period of the prior year primarily driven by unfavorable currency rates.

•

Operating margin was 28.0 percent in the third quarter, approximately 140 basis points lower than the same period of the prior year. Operating margin contraction was primarily due to unfavorable currency rates and increased investments in Greater China and Medical Sciences.

•	Third quarter tax rate was 27.3 percent.

•	Third quarter EPS was $0.92.

•

Diluted weighted shares outstanding were 177.3 million in the third quarter, a decrease of 9.6 million shares over the prior year. The decrease was a result of the continuation of the company’s share repurchase program, partially offset by shares issued for employee stock plans. The company repurchased $208 million or 4.4 million shares in the third quarter.

•

Cash flow from operating activities for the third quarter was $197 million. Third quarter capital expenditures were $20 million, resulting in free cash flow of $177 million. The company ended the quarter with $299 million in cash and short-term investments.

Business Group Highlights

•

Research Consumables revenue was $384 million, a decrease of 3 percent compared to the prior year. Excluding the impact from currency, revenue for the business group grew 1 percent, primarily as a result of growth in our cell culture products, sample prep products and benchtop instruments.

•

Genetic Analysis revenue was $353 million in the third quarter, a decrease of 1 percent over the same period last year. Excluding the impact from currency, revenue increased 2 percent primarily as a result of increased sales of the Ion Torrent platform, including the Ion Proton™ System and the Ion PGM™ benchtop instruments, offset by an expected decline in SOLiD® instrument sales and lower sales of CE instruments, primarily due to one-time orders in the prior year quarter and the timing of sales.

•

Applied Sciences revenue was $174 million in the third quarter, flat compared to the same period last year. Excluding the impact from currency, revenue increased 3 percent, primarily due to forensics and higher sales of qPCR applied sciences instruments, offset by lower sales of CE instruments due to one-time orders in the prior year quarter, and an expected decline in BioProduction sales, which tend to fluctuate quarter to quarter.

•

Regional revenue growth rates excluding currency for the quarter compared to the same quarter of the prior year were as follows: the Americas declined 1 percent, Europe grew 2 percent, Asia Pacific grew 10 percent and Japan grew 4 percent.

Fiscal Year 2012 Outlook

Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company is updating its guidance. The company’s updated 2012 guidance is for organic revenue growth of approximately 2 percent over 2011 revenues of $3.7 billion. Additionally, the company is tightening the previously provided range by increasing the bottom by $0.05 and is now expecting non-GAAP earnings per share of $3.95 to $4.00. The company will provide further detail on its business outlook during the webcast today.

The Ion Proton™ System is for Research Use Only and not intended for use in diagnostic procedures.

Subsequent Litigation

Earlier today, the company received an unfavorable verdict in its litigation with Enzo Biochem relating to CE sequencing products during the period 1998-2004. The relevant patent expired in 2004, so the verdict does not have any effect on the Company’s CE business going forward. The jury ruled that Life Technologies had infringed Enzo Biochem’s intellectual property relating to reagent sales and gave a verdict in the amount of $48.5 million in favor of Enzo Biochem. The company strongly disagrees with the verdict and intends to vigorously challenge it in the trial court and on appeal.

The company will record a GAAP only expense of $48.5 million for the third quarter ended September 30, 2012. This will result in a reduction of GAAP net income of approximately $31.5 million or $0.18 per diluted share.

The current financial tables in this press release do not reflect this expense, but the company intends to update the financial tables in an amended Form 8-K to be filed in the next two business days.

Webcast Details

The company will discuss its financial and business results as well as its business outlook on its webcast at 4:30 PM ET today. This webcast will contain forward-looking information. The webcast will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the webcast will be posted at the company’s investor relations website at https://ir.lifetechnologies.com. The webcast can be accessed through the investor relations page of the company’s website at https://ir.lifetechnologies.com/events.cfm. A replay of the webcast will be available on the company’s website through Tuesday, November 19, 2012.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company with customers in more than 160 countries using its innovative solutions to solve some of today’s most difficult scientific challenges. Quality and innovation are accessible to every lab with its reliable and easy-to-use solutions spanning the biological spectrum with more than 50,000 products for agricultural biotechnology, translational research, molecular medicine and diagnostics, stem cell-based therapies, forensics, food safety and animal health. Its systems, reagents and consumables represent some of the most cited brands in scientific research including: Ion Torrent™, Applied Biosystems®, Invitrogen™, GIBCO®, Ambion®, Molecular Probes®, Novex®, and TaqMan®. Life Technologies employs approximately 10,400 people and upholds its ongoing commitment to innovation with more than 4,000 patents and exclusive licenses. LIFE had sales of $3.7 billion in 2011. Visit us at our website: http://www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intends that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; and corporate strategy and performance. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

Non-GAAP Measurements

This press release includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found on the investor relations portion of the company’s website at www.lifetechnologies.com.

Investor and Financial Contact

Carol Cox

Investor Relations

(760) 603-7208

ir@lifetech.com

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data) (unaudited)	For the three months ended September 30, 2012	For the three months ended September 30, 2011
Revenues	$911,183	$928,198
Cost of revenues	313,071	315,062
Purchased intangibles amortization	71,126	73,901

Gross profit	526,986	539,235

Gross margin	57.8%	58.1%
Operating expenses:
Selling, general and administrative	270,565	251,832
Research and development	84,811	103,856
Business consolidation costs	10,571	23,126

Total operating expenses	365,947	378,814

Operating income	161,039	160,421
Operating margin	17.7%	17.3%
Interest income	436	919
Interest expense	(29,291)	(37,992)
Other expense, net	(2,781)	(3,039)

Total other expense, net	(31,636)	(40,112)

Income from operations before provision for income taxes	129,403	120,309
Income tax provision	(32,276)	(24,335)

Net income	97,127	95,974
Net loss attributable to non-controlling interests	255	297

Net income attributable to controlling interest	$97,382	$96,271

Effective tax rate	24.9%	20.2%
Add back interest expense for subordinated debt, net of tax	—	650

Numerator for diluted earnings per share	$97,382	$96,921

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.56	$0.54

Diluted earnings per share attributable to controlling interest	$0.55	$0.52

Weighted average shares used in per share calculation:
Basic	174,044	179,859
Diluted	177,258	186,812

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIATION BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data) (unaudited)	For the three months ended September 30, 2012		For the three months ended September 30, 2011
GAAP net income	$97,127		$95,974
Non-GAAP revenue adjustments
Purchase accounting related adjustments	193		644
Charges on a discontinued product	—		(101)

Total Non-GAAP revenue adjustments	193	(1)	543	(1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	71,126		73,901
Purchase accounting related adjustments	—		(183)

Total Non-GAAP cost of revenues and purchased intangible adjustments	71,126	(2)	73,718	(2)

Non-GAAP Operating Expense Adjustments:
Purchase accounting related adjustments	1,019		15,367
Business consolidation costs	10,571		23,126
Legal settlement	11,400		—

Total Non-GAAP Operating Expense Adjustments	22,990	(3)	38,493	(3)

Non-GAAP Other Expense Adjustments:
Noncash interest expense charges	—		6,572

Total Non-GAAP Other Expense Adjustments	—		6,572	(4)

Non-GAAP Income Tax Provision Adjustments:
Income tax adjustments	(28,765)		(40,612)

Total Non-GAAP Income Tax Provision Adjustments	(28,765	) (5)	(40,612	) (5)

Non-GAAP Net Income	$162,671		$174,688
Non-GAAP loss attributable to controlling interest	255	(6)	193	(6)

Non-GAAP Net Income Attributable to Controlling Interest	$162,926		$174,881
Add back of interest expense for subordinated debt, net of tax	—		32
Non-GAAP Numerator for diluted earnings per share	$162,926		$174,913

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.94		$0.97

Diluted earnings per share attributable to controlling interest	$0.92		$0.94

Weighted average shares used in per share calculation:
Basic	174,044		179,859
Diluted	177,258		186,812

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the three months ended September 30, 2012, Non-GAAP earnings resulted in total revenue of $911.4 million, gross profit of $598.3 million with gross margin of 65.6%, operating profit of $255.3 million with operating margin of 28.0%, and an income tax provision of $61.0 million with the Non-GAAP effective tax rate of 27.3% with the above adjustments.

For the three months ended September 30, 2011, Non-GAAP earnings resulted in total revenue of $928.7 million, gross profit of $613.5 million with gross margin of 66.1%, operating profit of $273.2 million with operating margin of 29.4%, and an income tax provision of $64.9 million with the Non-GAAP effective tax rate of 27.1% with the above adjustments.

Notes

(1)

Add back purchased deferred revenue of $0.2 million and $0.6 million for the three months ended September 30, 2012 and 2011, respectively, and adjust revenue related to returns of a discontinued product of $0.1 million for the three months ended September 30, 2011.

(2)

Add back amortization of purchased intangibles of $71.1 million and $73.9 million for the three months ended September 30, 2012 and 2011, respectively, and adjust charges for a contingent consideration remeasurement of $0.2 million for the three months ended September 30, 2011.

(3)

Add back depreciation of purchase accounting property, plant, and equipment revaluation of $1.0 million and $1.7 million, and business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $10.6 million and $23.1 million for the three months ended September 30, 2012 and 2011, respectively. Add back legal settlement of $11.4 million for the three months ended September 30, 2012, and add back purchase accounting contingent consideration fair value adjustment of $13.7 million for the three months ended September 30, 2011.

(4)

Add back charges related to non-cash interest expense for senior convertible debts of $5.1 million and imputed finance charge of $1.5 million associated with contingent consideration on business acquisitions for the three months ended September 30, 2011.

(5)

Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit, adjusted for noncash charges for purchase accounting property, plant, and equipment revaluation, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the nine months	For the nine months
(in thousands, except per share data)	ended September 30, 2012	ended September 30, 2011
(unaudited)
Revenues	$2,799,606	$2,765,227
Cost of revenues	955,111	955,840
Purchased intangibles amortization	219,192	226,527

Gross profit	1,625,303	1,582,860

Gross margin	58.1%	57.2%
Operating expenses:
Selling, general and administrative	790,012	759,438
Research and development	258,225	287,723
Business consolidation costs	34,266	56,468

Total operating expenses	1,082,503	1,103,629

Operating income	542,800	479,231
Operating margin	19.4%	17.3%
Interest income	1,715	2,960
Interest expense	(94,266)	(123,911)
Other expense, net	(11,097)	(7,980)

Total other expense, net	(103,648)	(128,931)

Income from operations before provision for income taxes	439,152	350,300
Income tax provision	(87,083)	(65,534)

Net income	352,069	284,766
Net loss attributable to non-controlling interests	305	658

Net income attributable to controlling interest	$352,374	$285,424
Effective tax rate	19.8%	18.7%
Add back interest expense for subordinated debt, net of tax	12	716

Numerator for diluted earnings per share	$352,386	$286,140

Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.99	$1.59

Diluted earnings per share attributable to controlling interest	$1.95	$1.54

Weighted average shares used in per share calculation:
Basic	177,028	179,751
Diluted	180,559	185,946

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIATION BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data) (unaudited)	For the nine months ended September 30, 2012		For the nine months ended September 30, 2011
GAAP net income	$352,069		$284,766
Non-GAAP revenue adjustments
Purchase accounting related adjustments	835		2,375
Charges on a discontinued product	(457)		2,736

Total Non-GAAP revenue adjustments	378	(1)	5,111	(1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	219,192		226,527
Purchase accounting related adjustments	—		(1,555)
Charges on a discontinued product	—		2,094
Settlement of historical portion of licensing dispute	(169)		—

Total Non-GAAP cost of revenues and purchased intangible adjustments	219,023	(2)	227,066	(2)

Non-GAAP Operating Expense Adjustments:
Purchase accounting related adjustments	2,869		20,886
Business consolidation costs	34,266		56,468
Licensing and legal settlements	10,467		—

Total Non-GAAP Operating Expense Adjustments	47,602	(3)	77,354	(3)

Non-GAAP Other Expense Adjustments:
Noncash interest expense charges	5,382		24,130
Other expense	5,302		—

Total Non-GAAP Other Expense Adjustments	10,684	(4)	24,130	(4)

Non-GAAP Income Tax Provision Adjustments:
Income tax adjustments	(111,893)		(122,610)

Total Non-GAAP Income Tax Provision Adjustments	(111,893	)(5)	(122,610	)(5)

Non-GAAP Net Income	$517,863		$495,817
Non-GAAP loss attributable to controlling interest	305	(6)	350	(6)

Non-GAAP Net Income Attributable to Controlling Interest	$518,168		$496,167
Add back interest expense for subordinated debt, net of tax	12		98
Non-GAAP Numerator for diluted earnings per share	$518,180		$496,265

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$2.93		$2.76

Diluted earnings per share attributable to controlling interest	$2.87		$2.67

Weighted average shares used in per share calculation:
Basic	177,028		179,751
Diluted	180,559		185,946

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the nine months ended September 30, 2012, Non-GAAP earnings resulted in total revenue of $2.8 billion, gross profit of $1.8 billion with gross margin of 65.9%, operating profit of $809.8 million with operating margin of 28.9%, and an income tax provision of $199.0 million with the Non-GAAP effective tax rate of 27.8% with the above adjustments.

For the nine months ended September 30, 2011, Non-GAAP earnings resulted in total revenue of $2.8 billion, gross profit of $1.8 billion with gross margin of 65.5%, operating profit of $788.8 million with operating margin of 28.5%, and an income tax provision of $188.1 million with the Non-GAAP effective tax rate of 27.5% with the above adjustments.

Notes

(1)

Add back purchased deferred revenue of $0.8 million and adjust for revenue related to a discontinued product of $0.5 million for the nine months ended September 30, 2012. Add back purchased deferred revenue of $2.4 million and revenue related to returns of a discontinued product of $2.7 million for the nine months ended September 30, 2011.

(2)

Add back amortization of purchased intangibles of $219.2 million and adjust for $0.2 million related to the historical portion of the settlement of a licensing dispute for the nine months ended September 30, 2012. Add back amortization of purchased intangibles of $226.5 million, charges for inventory reserves related to a discontinued product of $2.1 million, and purchase accounting related cost of revenue revaluation of $0.5 million which was offset by contingent consideration revaluation of $2.1 million for the nine months ended September 30, 2011.

(3)

Add back depreciation of purchase accounting property, plant, and equipment revaluation of $2.9 million, and add back legal settlement of $11.4 million and adjust for compensation cost of $0.9 million related to the historical portion of the settlement of a licensing dispute for the nine months ended September 30, 2012. Add back depreciation of purchase accounting property, plant, and equipment revaluation of $5.7 million, purchase accounting contingent consideration fair value adjustment of $13.7 million and accelerated compensation expense related to business acquisitions of $1.5 million for the nine months ended September 30, 2011. Add back business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $34.3 million and $56.5 million for the nine months ended September 30, 2012 and 2011, respectively.

(4)

Add back charges associated with a divestiture activity of $5.3 million, charges related to non-cash interest expense for senior convertible debts of $1.7 million and the extinguishment of a line of credit facility of $3.7 million for the nine months ended September 30, 2012. Add back charges related to non-cash interest expense for senior convertible debts of $19.5 million and charges for imputed finance charge of $4.6 million associated with contingent consideration on business acquisitions for the nine months ended September 30, 2011.

(5)

Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit, adjusted for noncash charges for purchase accounting property, plant, and equipment revaluation, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
(in thousands)(unaudited)	2012	2011
Net income	$352,069	$284,766
Add back amortization and share-based compensation	292,918	289,912
Add back depreciation	93,617	90,988
Balance sheet changes	(74,064)	(153,355)
Other noncash adjustments	(107,755)	(19,104)

Net cash provided by operating activities	556,785	493,207
Capital expenditures	(68,385)	(65,779)

Free cash flow	488,400	427,428
Net cash used in investing activities	(72,057)	(48,645)
Net cash used in financing activities	(980,524)	(601,228)
Effect of exchange rate changes on cash	(420)	3,092

Net decrease in cash and cash equivalents	$(564,601)	$(219,353)

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
(in thousands)	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$299,270	$881,994
Trade accounts receivable, net of allowance for doubtful accounts	644,579	636,998
Inventories	400,680	377,866
Prepaid expenses and other current assets	251,160	196,759

Total current assets	1,595,689	2,093,617

Long-term assets	6,962,346	7,094,346

Total assets	$8,558,035	$9,187,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$253,200	$450,839
Short-term borrowings	140,000	—
Accounts payable, accrued expenses and other current liabilities	696,943	1,045,467

Total current liabilities	1,090,143	1,496,306

Long-term debt	2,061,280	2,297,653
Other long-term liabilities	760,586	794,778
Stockholders’ equity	4,646,026	4,599,226

Total liabilities and stockholders’ equity	$8,558,035	$9,187,963